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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 6, 2004, except for Note 17, as to which the date is March 5, 2004, and except for Note 2, as to which the date is August 6, 2004, relating to the consolidated financial statements, which appears in the Parker Drilling Company Current Report on Form 8-K dated August 13, 2004, and our report dated February 6, 2004, except for Note 17 as to which the date is March 5, 2004, relating to the financial statement schedule, which appears in Parker Drilling Company's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the headings "Experts" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
November 18, 2004